Exhibit 99.1

South Plains Financial, Inc. Reports Second Quarter 2026 Financial Results

LUBBOCK, Texas, July 17, 2026 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains” or the “Company”), the parent company of City Bank (“City Bank” or the “Bank”), today reported its financial results for the quarter ended June 30, 2026.

Second Quarter 2026 Highlights

●	Net income for the second quarter of 2026 was $19.0 million, compared to $14.5 million for the first quarter of 2026 and $14.6 million for the second quarter of 2025.
●	Diluted earnings per share for the second quarter of 2026 was $0.96, compared to $0.85 for the first quarter of 2026 and $0.86 for the second quarter of 2025.
●	Average cost of deposits for the second quarter of 2026 was 208 basis points, compared to 197 basis points for the first quarter of 2026 and 214 basis points for the second quarter of 2025.
●	Net interest margin, on a tax-equivalent basis, was 4.00% for the second quarter of 2026, compared to 4.04% for the first quarter of 2026 and 4.07% for the second quarter of 2025.
●	Return on average assets for the second quarter of 2026 was 1.44%, compared to 1.31% for the first quarter of 2026 and 1.34% for the second quarter of 2025.
●	Tangible book value (non-GAAP) per share was $29.57 as of June 30, 2026, compared to $29.65 as of March 31, 2026 and $26.70 as of June 30, 2025.
●	The consolidated total risk-based capital ratio, common equity tier 1 risk-based capital ratio, and tier 1 leverage ratio at June 30, 2026 were 16.53%, 14.10%, and 12.20%, respectively.
●
As previously reported, the Company completed the merger of BOH Holdings, Inc. (“BOH”) with and into South Plains, with South Plains continuing as the surviving corporation, and the merger of BOH’s wholly-owned subsidiary, Bank of Houston, with and into City Bank, with City Bank continuing as the surviving bank, all effective on April 1, 2026. As of March 31, 2026, BOH had total assets of $685.0 million, total loans of $631.9 million, and total deposits of $595.6 million.

Curtis Griffith, South Plains’ Chairman and Chief Executive Officer, commented, “We delivered a strong second quarter highlighted by solid profitability, stable credit quality and the successful integration of Bank of Houston, which has strengthened our position in Houston, one of Texas’ most attractive banking markets. As I prepare to retire as Chief Executive Officer at year-end, I am incredibly proud of what our employees have accomplished and the Company we have built together over the past four decades. The Bank is in a position of strength, and our leadership transition reflects years of thoughtful planning designed to ensure continuity for our customers, employees and shareholders. I remain highly confident in South Plains’ future and believe Cory is the right leader to guide the organization as we continue to grow earnings, deepen customer relationships and build on the culture that has been central to our success. I look forward to continuing to serve as Chairman of South Plains and City Bank as Cory and our talented leadership team build on our momentum and execute the next phase of our growth strategy.”

Cory Newsom, South Plains’ President, added, “I am honored by the Board’s confidence and am excited to lead South Plains into its next chapter. Our second quarter results demonstrate the strength of our relationship-based banking model, disciplined credit culture and proven growth strategy. Looking ahead, we remain focused on expanding our lending platform in high-growth Texas markets, attracting experienced bankers who fit our culture, optimizing the Bank of Houston acquisition and pursuing disciplined growth opportunities that enhance long-term shareholder value. With a strong balance sheet, healthy loan pipeline and exceptional team, we believe South Plains is well positioned for continued success.”

Results of Operations, Quarter Ended June 30, 2026

Net Interest Income

Net interest income was $50.3 million for the second quarter of 2026, compared to $42.9 million for the first quarter of 2026 and $42.5 million for the second quarter of 2025. Net interest margin, calculated on a tax-equivalent basis, was 4.00% for the second quarter of 2026, compared to 4.04% for the first quarter of 2026 and 4.07% for the second quarter of 2025. The average yield on loans was 6.81% for the second quarter of 2026, compared to 6.83% for the first quarter of 2026 and 6.99% for the second quarter of 2025. The average cost of deposits was 208 basis points for the second quarter of 2026, which is 11 basis points higher than the first quarter of 2026 and 6 basis points lower than the second quarter of 2025. The increase from the first quarter of 2026 was due to the higher cost of deposits on the Bank of Houston acquired deposits.

Interest income was $75.0 million for the second quarter of 2026, compared to $62.6 million for the first quarter of 2026 and $64.1 million for the second quarter of 2025. Interest income in the second quarter of 2026 increased $12.4 million compared to the first quarter of 2026 and increased $10.9 million compared to the second quarter of 2025. These increases were primarily due to the acquisition of BOH’s approximately $667 million of interest-earning assets.

Interest expense was $24.7 million for the second quarter of 2026, compared to $19.8 million for the first quarter of 2026 and $21.6 million for the second quarter of 2025. Interest expense in the second quarter of 2026 increased $4.9 million compared to the first quarter of 2026 and increased $3.1 million compared to the second quarter of 2025. These increases were mainly attributable to the acquisition of BOH’s approximately $611 million of interest-bearing liabilities, with the year-over-year comparison being partially offset by interest-bearing deposit growth in the first quarter of 2026.

Noninterest Income and Noninterest Expense

Noninterest income was $14.1 million for the second quarter of 2026, compared to $11.3 million for the first quarter of 2026 and $12.2 million for the second quarter of 2025. The increase from the first quarter of 2026 was primarily due to an increase of $929 thousand in mortgage banking revenues, mainly as a result of improved mortgage originations during the quarter, and an increase of $894 thousand in bank card services and interchange revenue, mainly as a result of continued growth in customer card usage and incentives received during the period. Additionally, there was an $801 thousand loss in a Small Business Investment Company (“SBIC”) investment that lowered other noninterest income in the first quarter of 2026. The increase in noninterest income for the second quarter of 2026 as compared to the second quarter of 2025 was primarily due to an increase of $1.2 million in mortgage banking revenues, mainly as a result of the change in the fair value adjustment of the mortgage servicing rights assets – a write-up of $515 thousand in the second quarter of 2026 compared to a write-down of $156 thousand in the second quarter of 2025 – based on interest rate changes during the respective quarters.

Noninterest expense was $39.9 million for the second quarter of 2026, compared to $35.5 million for the first quarter of 2026 and $33.5 million for the second quarter of 2025. The $4.3 million increase from the first quarter of 2026 primarily resulted from an increase of $2.7 million in core operating expenses related to the recent acquisition and higher incentive-based compensation expense. There was approximately $1.1 million of acquisition-related expenses in the second quarter of 2026, of which $710 thousand was for personnel expenses, compared to $1.5 million in the first quarter of 2026, of which $1.2 million was for professional services. The $6.3 million increase in noninterest expense for the second quarter of 2026 as compared to the second quarter of 2025 was largely the result of the $2.7 million increase in core operating expenses related to the recent acquisition, annual salary adjustments and new lenders hired, and $1.1 million in acquisition-related expenses.

Loan Portfolio and Composition

Loans held for investment were $3.77 billion as of June 30, 2026, compared to $3.10 billion as of March 31, 2026 and $3.10 billion as of June 30, 2025. The increase of $667.3 million during the second quarter of 2026 as compared to the first quarter of 2026 occurred as a result of $631.9 million in loans from the recent acquisition and $35.4 million of organic loan growth during the quarter. The organic growth was net of two loan payoffs totaling $37.5 million during the quarter. As of June 30, 2026, loans held for investment increased $671.9 million as compared to June 30, 2025, primarily as a result of acquisition growth noted above.

Deposits and Borrowings

Deposits totaled $4.64 billion as of June 30, 2026, compared to $4.03 billion as of March 31, 2026 and $3.74 billion as of June 30, 2025. Deposits increased by $613.0 million in the second quarter of 2026 from March 31, 2026. Deposits increased by $901.7 million at June 30, 2026 as compared to June 30, 2025. Noninterest-bearing deposits were $1.15 billion as of June 30, 2026, compared to $1.03 billion as of March 31, 2026 and $998.8 million as of June 30, 2025. Noninterest-bearing deposits represented 24.8% of total deposits as of June 30, 2026. The quarterly and year-over-year change in total deposits was primarily due to $595.6 million in deposits from the recent acquisition. Additionally, the year-over-year change had $288.6 million in organic growth broadly across the deposit portfolio.

Asset Quality

The Company recorded a provision for credit losses in the second quarter of 2026 of $350 thousand, compared to $260 thousand in the first quarter of 2026 and $2.5 million in the second quarter of 2025. The decrease in provision for the year-over-year comparison was largely attributable to activity in the second quarter of 2025 which included an increase in specific reserves, increased loan balances, and several credit quality downgrades.

The ratio of allowance for credit losses to loans held for investment was 1.41% as of June 30, 2026, compared to 1.44% as of March 31, 2026 and 1.45% as of June 30, 2025.

The ratio of nonperforming assets to total assets was 0.19% as of June 30, 2026, compared to 0.13% as of March 31, 2026 and 0.25% as of June 30, 2025. Annualized net charge-offs were 0.06% for the second quarter of 2026, compared to 0.04% for the first quarter of 2026 and 0.06% for the second quarter of 2025.

Capital

Book value per share increased to $33.43 at June 30, 2026, compared to $30.90 at March 31, 2026. The change was primarily driven by the issuance of 2.8 million shares for the BOH acquisition at $41.90 per share. The increase was also the result of $15.7 million of net income after dividends paid during the second quarter of 2026. The ratio of tangible common equity to tangible assets (non-GAAP) stayed essentially flat at 10.47% at June 30, 2026.

Conference Call

South Plains will host a conference call to discuss its second quarter 2026 financial results today, July 17, 2026, at 8:30 a.m., Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-407-9716 (international callers please dial 1-201-493-6779) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call and conference materials will be available on the Company’s website at https://www.spfi.bank/news-events/events.

A replay of the conference call will be available within two hours of the conclusion of the call and can be accessed on the investor section of the Company’s website as well as by dialing 1-844-512-2921 (international callers please dial 1-412-317-6671). The pin to access the telephone replay is 13759880. The replay will be available until July 31, 2026.

About South Plains Financial, Inc.

South Plains is the bank holding company for City Bank, a Texas state-chartered bank headquartered in Lubbock, Texas. City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas, El Paso, Greater Houston, the Permian Basin, and College Station, Texas markets, and the Ruidoso, New Mexico market. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with investment, trust and mortgage services. Please visit https://www.spfi.bank for more information.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include Tangible Book Value Per Share, Tangible Common Equity to Tangible Assets, and Pre-Tax, Pre-Provision Income. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.

We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.

A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.

Available Information

The Company routinely posts important information for investors on its web site (under www.spfi.bank and, more specifically, under the News & Events tab at www.spfi.bank/news-events/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect South Plains’ current views with respect to future events and South Plains’ financial performance. Any statements about South Plains’ expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. South Plains cautions that the forward-looking statements in this press release are based largely on South Plains’ expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond South Plains’ control. Factors that could cause such changes include, but are not limited to, the impact on us and our customers of a decline in general economic conditions and any regulatory responses thereto; slower economic growth rates or potential recession in the United States and our market areas; uncertainty or perceived instability in the banking industry as a whole; increased competition for deposits in our market areas among traditional and nontraditional financial services companies, and related changes in deposit customer behavior; the impact of changes in market interest rates, whether due to a continuation of the elevated interest rate environment or future reductions in interest rates and a resulting decline in net interest income; the persistent inflationary pressures in the United States; the uncertain impacts of  current and future monetary policies of the Board of Governors of the Federal Reserve System; changes in unemployment rates in the United States and our market areas; adverse changes in customer spending, borrowing and savings habits; elevated asset prices; declines in housing and commercial real estate values and prices; a deterioration of the credit rating for U.S. long-term sovereign debt or the impact of uncertain or changing political conditions, including federal government shutdowns and uncertainty regarding United States fiscal debt, deficit and budget matters; cyber incidents or other failures, disruptions or breaches of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber-attacks; severe weather, natural disasters, military conflicts (including the conflicts in the Middle East, the possible expansion of such conflicts and potential geopolitical and economic consequences), acts of terrorism, geopolitical instability, domestic civil unrest or other external events, including as a result of the impact of the policies of the current U.S. presidential administration or Congress; the impacts of tariffs, sanctions, and other trade policies of the United States and its global trading counterparts and the resulting impact on the Company and its customers; competition and market expansion opportunities; changes in non-interest expenditures or in the anticipated benefits of such expenditures; the risks related to the development, implementation, use and management of emerging technologies, including digital assets, artificial intelligence and machine learning; potential costs related to the impacts of climate change; current or future litigation, regulatory examinations or other legal and/or regulatory actions; our ability to recognize the expected benefits and synergies of our completed acquisitions; changes in accounting principles and standards, including those related to loan loss recognition under the current expected credit loss, or CECL, methodology; and changes in applicable laws, regulations, or policies in the United States. Additional information regarding these risks and uncertainties to which South Plains’ business and future financial performance are subject is contained in South Plains’ most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of such documents, and other documents South Plains files or furnishes with the SEC from time to time, which are available on the SEC’s website, www.sec.gov. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which South Plains is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. Any forward-looking statements presented herein are made only as of the date of this press release, and South Plains does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by applicable law. All forward-looking statements, express or implied, included in the press release are qualified in their entirety by this cautionary statement.

Contact:	Mikella Newsom, Chief Risk Officer and Secretary
(866) 771-3347
investors@city.bank

Source: South Plains Financial, Inc.

South Plains Financial, Inc.
Consolidated Financial Highlights - (Unaudited)
(Dollars in thousands, except share data)

	As of and for the quarter ended
	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Selected Income Statement Data:
Interest income	$75,003	$62,632	$63,421	$64,520	$64,135
Interest expense	24,654	19,780	20,471	21,501	21,632
Net interest income	50,349	42,852	42,950	43,019	42,503
Provision for credit losses	350	260	1,775	500	2,500
Noninterest income	14,143	11,295	10,934	11,165	12,165
Noninterest expense	39,864	35,526	33,023	33,024	33,543
Income tax expense	5,286	3,816	3,832	4,342	4,020
Net income	18,992	14,545	15,254	16,318	14,605
Per Share Data (Common Stock):
Net earnings, basic	$0.99	$0.89	$0.94	$1.00	$0.90
Net earnings, diluted	0.96	0.85	0.90	0.96	0.86
Cash dividends declared and paid	0.17	0.17	0.16	0.16	0.15
Book value	33.43	30.90	30.31	29.41	27.98
Tangible book value (non-GAAP)	29.57	29.65	29.05	28.14	26.70
Weighted average shares outstanding, basic	19,100,893	16,318,570	16,248,336	16,241,695	16,231,627
Weighted average shares outstanding, dilutive	19,809,801	17,036,334	16,996,517	16,990,546	16,886,993
Shares outstanding at end of period	18,839,105	16,342,219	16,293,577	16,247,839	16,230,475
Selected Period End Balance Sheet Data:
Cash and cash equivalents	$787,757	$722,000	$552,439	$635,046	$470,496
Investment securities	555,427	602,852	567,540	571,138	570,000
Total loans held for investment	3,770,829	3,103,529	3,144,502	3,053,503	3,098,978
Allowance for credit losses	53,076	44,822	45,131	44,125	45,010
Total assets	5,391,206	4,646,374	4,480,500	4,479,437	4,363,674
Interest-bearing deposits	3,488,985	2,993,469	2,850,560	2,831,642	2,740,179
Noninterest-bearing deposits	1,151,641	1,034,117	1,023,517	1,049,501	998,759
Total deposits	4,640,626	4,027,586	3,874,077	3,881,143	3,738,938
Borrowings	60,493	60,493	60,493	60,493	111,799
Total stockholders’ equity	629,765	504,939	493,837	477,802	454,074
Summary Performance Ratios:
Return on average assets (annualized)	1.44%	1.31%	1.36%	1.47%	1.34%
Return on average equity (annualized)	12.17%	11.81%	12.46%	13.89%	13.05%
Net interest margin (1)	4.00%	4.04%	4.00%	4.05%	4.07%
Yield on loans	6.81%	6.83%	6.79%	6.92%	6.99%
Cost of interest-bearing deposits	2.74%	2.64%	2.75%	2.87%	2.91%
Efficiency ratio	61.59%	65.33%	61.02%	60.69%	61.11%
Summary Credit Quality Data:
Nonperforming loans	$9,506	$5,093	$9,805	$9,709	$10,463
Nonperforming loans to total loans held for investment	0.25%	0.16%	0.31%	0.32%	0.34%
Other real estate owned	$790	$994	$1,749	$1,827	$535
Nonperforming assets to total assets	0.19%	0.13%	0.26%	0.26%	0.25%
Allowance for credit losses to total loans held for investment	1.41%	1.44%	1.44%	1.45%	1.45%
Net charge-offs to average loans outstanding (annualized)	0.06%	0.04%	0.10%	0.16%	0.06%

	As of and for the quarter ended
	June 30 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Capital Ratios:
Total stockholders’ equity to total assets	11.68%	10.87%	11.02%	10.67%	10.41%
Tangible common equity to tangible assets (non-GAAP)	10.47%	10.48%	10.61%	10.25%	9.98%
Common equity tier 1 to risk-weighted assets	14.10%	14.80%	14.45%	14.41%	13.86%
Tier 1 capital to average assets	12.20%	12.68%	12.53%	12.37%	12.12%
Total capital to risk-weighted assets	16.53%	17.61%	17.26%	17.34%	18.17%

(1)	Net interest margin is calculated as the annual net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	June 30, 2026			June 30, 2025

	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Assets
Loans (1)	$3,777,590	$64,113	6.81%	$3,094,558	$53,894	6.99%
Debt securities - taxable	482,264	4,238	3.52%	508,508	4,700	3.71%
Debt securities - nontaxable	152,399	1,077	2.83%	152,202	1,015	2.67%
Other interest-bearing assets	660,395	5,808	3.53%	456,818	4,747	4.17%

Total interest-earning assets	5,072,648	75,236	5.95%	4,212,086	64,356	6.13%
Noninterest-earning assets	231,192			166,763

Total assets	$5,303,840			$4,378,849

Liabilities & stockholders’ equity
NOW, Savings, MMDA’s	$2,871,819	18,353	2.56%	$2,326,779	15,890	2.74%
Time deposits	602,818	5,363	3.57%	438,697	4,172	3.81%
Short-term borrowings	3,739	38	4.08%	18	—	0.00%
Notes payable & other long-term borrowings	—	—	0.00%	—	—	0.00%
Subordinated debt	14,100	238	6.77%	64,031	835	5.23%
Junior subordinated deferrable interest debentures	46,393	662	5.72%	46,393	735	6.35%

Total interest-bearing liabilities	3,538,869	24,654	2.79%	2,875,918	21,632	3.02%
Demand deposits	1,102,345			990,343
Other liabilities	36,540			63,679
Stockholders’ equity	626,086			448,909

Total liabilities & stockholders’ equity	$5,303,840			$4,378,849

Net interest income		$50,582			$42,724
Net interest margin (2)			4.00%			4.07%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Six Months Ended
	June 30, 2026			June 30, 2025

	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Assets
Loans (1)	$3,453,878	$116,797	6.82%	$3,084,563	$104,471	6.83%
Debt securities - taxable	486,188	8,523	3.54%	509,431	9,392	3.72%
Debt securities - nontaxable	152,832	2,157	2.85%	152,716	2,029	2.68%
Other interest-bearing assets	608,467	10,625	3.52%	421,899	8,606	4.11%

Total interest-earning assets	4,701,365	138,102	5.92%	4,168,609	124,498	6.02%
Noninterest-earning assets	206,067			169,222

Total assets	$4,907,432			$4,337,831

Liabilities & stockholders’ equity
NOW, Savings, MMDA’s	$2,669,649	33,407	2.52%	$2,314,562	31,401	2.74%
Time deposits	519,734	9,187	3.56%	440,297	8,488	3.89%
Short-term borrowings	1,871	38	4.10%	11	—	0.00%
Notes payable & other long-term borrowings	—	—	0.00%	—	—	0.00%
Subordinated debt	14,100	481	6.88%	64,008	1,670	5.26%
Junior subordinated deferrable interest debentures	46,393	1,321	5.74%	46,393	1,468	6.38%

Total interest-bearing liabilities	3,251,747	44,434	2.76%	2,865,271	43,027	3.03%
Demand deposits	1,045,930			962,557
Other liabilities	46,948			64,875
Stockholders’ equity	562,807			445,128

Total liabilities & stockholders’ equity	$4,907,432			$4,337,831

Net interest income		$93,668			$81,471
Net interest margin (2)			4.02%			3.94%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands)

	As of
	June 30, 2026	December 31, 2025

Assets
Cash and due from banks	$61,177	$58,318
Interest-bearing deposits in banks	726,580	494,121
Securities available for sale	555,427	567,540
Loans held for sale	11,622	9,993
Loans held for investment	3,770,829	3,144,502
Less: Allowance for credit losses	(53,076)	(45,131)
Net loans held for investment	3,717,753	3,099,371
Premises and equipment, net	52,132	51,563
Goodwill	67,089	19,315
Intangible assets	5,626	1,133
Mortgage servicing rights	25,749	24,041
Other assets	168,051	155,105
Total assets	$5,391,206	$4,480,500

Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$1,151,641	$1,023,517
Interest-bearing deposits	3,488,985	2,850,560
Total deposits	4,640,626	3,874,077
Short-term borrowings	—	—
Subordinated debt	14,100	14,100
Junior subordinated deferrable interest debentures	46,393	46,393
Other liabilities	60,322	52,093
Total liabilities	4,761,441	3,986,663
Stockholders’ Equity
Common stock	18,839	16,294
Additional paid-in capital	194,245	91,065
Retained earnings	461,708	434,197
Accumulated other comprehensive income (loss)	(45,027)	(47,719)
Total stockholders’ equity	629,765	493,837
Total liabilities and stockholders’ equity	$5,391,206	$4,480,500

South Plains Financial, Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025

Interest income:
Loans, including fees	$64,106	$53,886	$116,783	$104,456
Other	10,897	10,249	20,852	19,601
Total interest income	75,003	64,135	137,635	124,057
Interest expense:
Deposits	23,716	20,062	42,594	39,889
Subordinated debt	238	835	481	1,670
Junior subordinated deferrable interest debentures	662	735	1,321	1,468
Other	38	—	38	—
Total interest expense	24,654	21,632	44,434	43,027
Net interest income	50,349	42,503	93,201	81,030
Provision for credit losses	350	2,500	610	2,920
Net interest income after provision for credit losses	49,999	40,003	92,591	78,110
Noninterest income:
Service charges on deposits	2,366	2,098	4,621	4,239
Mortgage banking activities	4,847	3,606	8,765	5,719
Bank card services and interchange fees	4,110	3,771	7,326	7,150
Other	2,820	2,690	4,726	5,682
Total noninterest income	14,143	12,165	25,438	22,790
Noninterest expense:
Salaries and employee benefits	23,517	19,708	43,671	39,149
Net occupancy expense	4,551	3,972	8,504	7,999
Professional services	1,850	1,874	4,805	3,604
Marketing and development	1,032	919	2,033	1,824
Other	8,914	7,070	16,377	13,997
Total noninterest expense	39,864	33,543	75,390	66,573
Income before income taxes	24,278	18,625	42,639	34,327
Income tax expense	5,286	4,020	9,102	7,428
Net income	$18,992	$14,605	$33,537	$26,899

South Plains Financial, Inc.
Loan Composition
(Unaudited)
(Dollars in thousands)

	As of
	June 30, 2026	December 31, 2025

Loans:
Commercial Real Estate	$1,331,915	$1,064,625
Commercial - Specialized	429,380	409,351
Commercial - General	827,452	659,323
Consumer:
1-4 Family Residential	714,014	589,851
Auto Loans	263,810	259,157
Other Consumer	61,060	62,092
Construction	143,198	100,103
Total loans held for investment	$3,770,829	$3,144,502

South Plains Financial, Inc.
Deposit Composition
(Unaudited)
(Dollars in thousands)

	As of
	June 30, 2026	December 31, 2025

Deposits:
Noninterest-bearing deposits	$1,151,641	$1,023,517
NOW & other transaction accounts	1,554,184	1,307,596
MMDA & other savings	1,330,583	1,111,529
Time deposits	604,218	431,435
Total deposits	$4,640,626	$3,874,077

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

	For the quarter ended
	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Pre-tax, pre-provision income
Net income	$18,992	$14,545	$15,254	$16,318	$14,605
Income tax expense	5,286	3,816	3,832	4,342	4,020
Provision for credit losses	350	260	1,775	500	2,500
Pre-tax, pre-provision income	$24,628	$18,621	$20,861	$21,160	$21,125

	As of
	June 30, 2026	March 31, 2026	December 31, 2025		September 30, 2025		June 30, 2025
Tangible common equity
Total common stockholders’ equity	$629,765	$504,939	$	$ 493,837	$	$ 477,802	$	$ 454,074
Less: goodwill and other intangibles	(72,715)	(20,327)		(20,448)		(20,580)		(20,732)

Tangible common equity	$557,050	$484,612	$	$ 473,389	$	$ 457,222	$	$ 433,342

Tangible assets
Total assets	$5,391,206	$4,646,374	$	$ 4,480,500	$	$ 4,479,437	$	$ 4,363,674
Less: goodwill and other intangibles	(72,715)	(20,327)		(20,448)		(20,580)		(20,732)

Tangible assets	$5,318,491	$4,626,047	$	$ 4,460,052	$	$ 4,458,857	$	$ 4,342,942

Shares outstanding	18,839,105	16,342,219		16,293,577		16,247,839		16,230,475

Total stockholders’ equity to total assets	11.68%	10.87%		11.02%		10.67%		10.41%
Tangible common equity to tangible assets	10.47%	10.48%		10.61%		10.25%		9.98%
Book value per share	$33.43	$30.90		$30.31		$29.41		$27.98
Tangible book value per share	$29.57	$29.65		$29.05		$28.14		$26.70